Exhibit 10.37

Amendment to
FSI Exclusive Distributorship Agreement

     This Amendment to the FSI Exclusive Distributorship Agreement (the “Amendment”) is made as of July 31, 1999, among FSI International, Inc. (“FSI”) and m•FSI Ltd. (“m•FSI”) and BOC Edwards, a part of The BOC Group, Inc. (“BOC”).

     WHEREAS, FSI and m•FSI are parties to the FSI Exclusive Distributorship Agreement dated as of August 14, 1991 (as amended to the date hereof, the “Distributorship Agreement”), which Distributorship Agreement provides m•FSI with the exclusive rights to distribute FSI products in specified territories, including chemical delivery systems and other products currently manufactured or sold by the Chemical Management Division of FSI including those of FSI’s subsidiaries (“CMD”).

     WHEREAS, concurrently with the execution and delivery of this Amendment, FSI is selling and transferring the business and operations of CMD to BOC, pursuant to that Asset Purchase Agreement between those two parties dated as of June 9, 1999 (the “Asset Purchase Agreement”).

     WHEREAS, the parties hereto desire to amend the Distributorship Agreement and to otherwise set forth certain rights and obligations with respect to one another to reflect the transfer of CMD to BOC.

     WHEREAS, FSI and m•FSI also concurrently are terminating the license to manufacture Chemical Management Products previously granted by FSI to m•FSI.

     NOW THEREFORE, pursuant to the above, the covenants and promises which follow, and other valuable consideration, the parties agree as follows:

1.	Amendment to Distributorship Agreement. Effective as of the date hereof:

     (a) The definition of “Products” in the Distributorship Agreement shall be revised to delete any reference to chemical delivery or management systems or products previously or currently manufactured or sold by CMD, or that are currently being or in the future are designed or developed by CMD, including any chemical management systems that generate, blend and/or dispense high purity chemicals, or blend and/or deliver slurries, to points of use in a manufacturing facility, as well as related controls and support products (including spare parts and consumables relating thereto) (collectively, the “CMD Products.”)

     (b) Any obligations of either m•FSI or FSI under the Distributorship Agreement relating to any CMD Products sold to m•FSI under the Distributorship Agreement prior to the date hereof shall remain the obligation of such party, except, as between FSI and BOC, as provided in the Asset Purchase Agreement, and as between m•FSI and BOC Edwards, as provided in the AGREEMENT for EXCLUSIVE DISTRIBUTORSHIP between BOC Edwards and m•FSI as of the date hereof.

2.	No Other Amendments. Except as specifically provided in this Amendment, all of the terms, covenants and conditions of the Distributorship Agreement shall remain in full force and effect without modification.

3.	Counterparts. This Amendment may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed an original, and all of which counterparts when taken together shall constitute one and the same instrument.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of Japan, without giving effect to the conflicts of laws provisions thereof.

5.	Effective Date of Amendment. This Amendment shall become effective and binding upon the parties hereto, simultaneously upon the execution of the AGREEMENT for EXCLUSIVE DISTRIBUTORSHIP between BOC Edwards and m•FSI.

     In Witness Whereof, the parties have caused the Amendment to be executed by duly authorized representatives as of the date first above written.

FSI INTERNATIONAL, INC.
By /s/Patricia M. Hollister
Patricia M. Hollister
Its Chief Financial Officer

m•FSI LTD.
By /s/Hideki Kawai
Hideki Kawai
Its President

THE BOC GROUP, INC.
By /s/ N. D. Lit
N. D. Lit
Its Attorney-in-Fact for James Blake

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